Exhibit 99

BMC Software Announces Fiscal 2009 Fourth Quarter Results

  Record full year performance in revenue, total bookings, ESM license bookings, non-GAAP operating income, and non-GAAP earnings per diluted share
  Total bookings and total revenue for the year grew 6 percent and 8 percent, respectively
  ESM license bookings were up 26 percent for the year and ESM non-GAAP operating income more than doubled year-over-year
  Non-GAAP operating margin for the year increased 5 percentage points to 33 percent
  For the fourth quarter, bookings, revenue, non-GAAP operating margin, non-GAAP operating income and non-GAAP EPS were in line with the Company’s expectations

HOUSTON--(BUSINESS WIRE)--May 12, 2009--BMC Software (NYSE: BMC) today announced its fiscal 2009 fourth quarter and full year results, which represented record levels of performance in annual revenue, total bookings, ESM license bookings, non-GAAP operating income, and non-GAAP earnings per diluted share.

Fiscal 2009 fourth quarter revenue was $479 million, an increase of 3 percent from the year-ago period. On a constant currency basis, revenue grew 7 percent in the fourth quarter over the year-ago period. Total revenue for fiscal 2009 grew 8 percent and 9 percent on a constant currency basis.

BMC’s GAAP net earnings for the quarter were $83 million, or $0.45 per diluted share, versus $97 million and $0.50 per diluted share in the year-ago period. The Company’s non-GAAP net earnings for the fiscal fourth quarter, excluding special items, were $120 million, or $0.64 per diluted share, representing a 2 percent decrease from the year-ago quarter.

BMC’s GAAP net earnings for the year were $238 million, or $1.25 per diluted share, versus $314 million and $1.57 per diluted share in fiscal 2008. Non-GAAP earnings per share for fiscal 2009 were $2.26 per diluted share, an increase of 13 percent. Included in the financial tables is a complete reconciliation between non-GAAP and GAAP results.

"Despite the challenges in the macro-environment, fiscal 2009 was a year of great progress and achievement for BMC Software across virtually every area of our business,” said Bob Beauchamp, BMC’s chairman and chief executive officer. “BMC’s Business Service Management platform saw unprecedented customer adoption and validation during the fiscal year, a trend which continued to strengthen even as the macro-economic picture worsened. Today, it is clear that BMC has significantly extended our leadership position as the Business Service Management platform of choice for customers around the world.”

The Company posted the following key results for the 2009 fourth quarter and full year:

  For the full year the Company reported record total bookings of $1.88 billion, record total revenue of $1.87 billion, record non-GAAP operating income of $612 million, and record non-GAAP EPS of $2.26 per diluted share.
  Total bookings for the fourth quarter decreased 3 percent to $536 million, but rose 8 percent adjusting for currency. Total bookings for fiscal 2009 grew 6 percent, and by 11 percent on a constant currency basis.
  ESM license bookings for the fourth quarter increased 21 percent and 34 percent on a constant currency basis. For the full year, ESM license bookings were up 26 percent and 32 percent on a constant currency basis.
  Non-GAAP operating margin for the fourth quarter rose 6 percentage points to 35 percent and for the full year non-GAAP operating margin increased 5 percentage points to 33 percent.
  Cash flow from operations in the fourth quarter was $198 million and $580 million in the full year. While cash flow from operations was below the Company’s expectations, this shortfall was largely due to the timing of bookings in the quarter, which came later than usual.
  The Company continues to maintain a strong balance sheet, ending fiscal 2009 with approximately $1.2 billion in cash and investments.

Steve Solcher, BMC’s chief financial officer, said: "During the fourth quarter, our bookings, revenue, non-GAAP operating margin and non-GAAP EPS results were in line with our expectations. As a result, we delivered on our fiscal 2009 goal for each of these items. We continue to maintain our operating discipline, and I’m pleased to note that we significantly improved our non-GAAP operating margin for the third year in a row."

During the fourth fiscal quarter, BMC continued its stock repurchase activities, spending $50 million to repurchase approximately 1.8 million shares. As of March 31, 2009, the Company has approximately $345 million remaining under its existing share repurchase program.

Fiscal 2010 Expectations

For fiscal 2010, the Company expects non-GAAP earnings per share in the range of $2.37 to $2.47 per share, which at the midpoint would represent a 7 percent increase. This range assumes an effective tax rate of 30 percent and excludes an estimated $0.60 to $0.64 cents of special items, including expenses related to the amortization of acquired technology and intangibles, stock-based compensation and restructuring activity.

Key assumptions underlying these full year fiscal 2010 estimates include:

  Total bookings and revenue growth in the low single digits on a reported basis. The Company expects the constant currency growth rates to be 100 basis points higher for both bookings and revenue;
  A license bookings ratable rate in the mid 50’s versus 50 percent in fiscal 2009 as the Company expects to continue to have a higher volume of large transactions with complex terms and conditions;
  While the Company factored into its outlook the new relationship with Cisco, it does not expect a material benefit from this relationship in the first year;
  A continued improvement in non-GAAP operating margin;
  Other income that reflects the current interest rate environment and reflects the full year impact from interest expense on our debt;
  Share count similar to prior year

The Company also expects cash flow from operations to be between $600 million to $650 million. This assumes a $40 million increase in cash taxes paid during fiscal 2010 and a $60 million adverse impact from currency movements.

Conference Call

A conference call to discuss fourth quarter fiscal 2009 results is scheduled for today, May 12, 2009 at 4:00 pm Central Time. Those interested in participating may call (913) 312-0643 and use the pass code BMC. To access a replay of the conference call, that will be available for one week, dial (719) 457-0820 or (888) 203-1112 and use the pass code BMC. A live web cast of the conference call will be available on the company's website at www.bmc.com/investors. A replay of the web cast will be available within 24 hours and archived on the website.

Use of Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s results as determined by generally accepted accounting principles (GAAP), the Company has also disclosed in this press release and the accompanying tables the following non-GAAP information: (a) non-GAAP operating expenses, (b) non-GAAP operating income, (c) non-GAAP operating margin, (d) non-GAAP net earnings; and (e) non-GAAP diluted net earnings per share. Each of these financial measures excludes the impact of certain items and therefore has not been calculated in accordance with U.S. generally accepted accounting principles, or GAAP. These non-GAAP financial measures exclude the amortization of intangible assets, charges related to in-process research and development, share-based compensation expenses and restructuring charges, as well as the related tax impacts on these items. Each of the adjustments is described in more detail below. This press release also contains a reconciliation of each of these non-GAAP measures to its most comparable GAAP financial measure.

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that BMC management and the Board of Directors do not consider part of operating results when assessing the performance of the organization and measuring the results of the Company’s performance. In addition, we have historically reported similar non-GAAP financial measures. We believe that inclusion of these non-GAAP financial measures provides consistency and comparability with past reports of financial results. BMC management and the Board of Directors use these non-GAAP financial measures to evaluate the Company’s performance and for forecasting purposes, as well as the allocation of future capital investments, and they are key variables in determining management incentive compensation. Accordingly, we believe these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.

While we believe that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Items such as the amortization of intangible assets, charges related to in-process research and development, share-based compensation expenses and restructuring charges that are excluded from our non-GAAP financial measures can have a material impact on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net earnings, cash flow from operations or other measures of performance prepared in accordance with GAAP. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are included elsewhere in this press release.

The following discusses the reconciliations of our non-GAAP financial measures to the most comparable GAAP financial measures:

• Amortization of intangible assets. Our non-GAAP financial measures exclude costs associated with the amortization of intangible assets. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which exclude amortization of intangible assets, because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business during the applicable time period after the acquisition, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams and when making decisions to allocate resources among the Company’s business units.

• In-process research and development charges. Our non-GAAP financial measures exclude in-process research and development charges. These amounts represent the estimated fair value of core research and development projects that were incomplete as of the respective dates of acquisition and had neither reached technological feasibility nor been determined to have alternative future uses pending achievement of technological feasibility upon further development. Such amounts are required to be expensed by us as of the date of the respective acquisition. Because the costs are fixed at the time of acquisition and are not subject to management influence, management does not consider the costs in evaluating the performance of the Company and its business units nor when it allocates resources among the business units. We believe excluding these items is useful to investors because it facilitates comparisons to our historical operating results without being affected by our acquisition history and the results of other companies in our industry, which have their own unique acquisition histories.

• Share-based compensation expenses. Our non-GAAP financial measures exclude the compensation expenses required to be recorded by Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-based Payment” (SFAS 123(R)) for equity awards to employees and directors. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which exclude expenses related to share-based compensation, because these costs are generally fixed at the time an award is granted, are then expensed over several years and generally cannot be changed or influenced by management once granted. Accordingly, our operational managers are evaluated based on the operating expenses exclusive of share-based compensation expenses and including such charges would hamper investors’ ability to evaluate the performance of our management in the manner in which the Company’s management evaluates performance. Additionally, we believe it is useful in measuring the Company’s performance to exclude expenses related to FAS 123(R) equity expense because it enables comparability with prior period information. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams and when making decisions to allocate resources among the Company’s business units.

• Restructuring charges. Our non-GAAP financial measures exclude exit costs and related charges, primarily consisting of severance costs and lease abandonment costs, and any subsequent changes in estimates related to exit activities as they relate to our restructurings, which involved significant layoffs. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which exclude restructuring costs, because our operational managers are evaluated based on the operating expenses exclusive of restructuring charges and including the restructuring charges would hinder investors’ ability to evaluate the performance of our management in the manner in which the Company’s management evaluates performance. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams. Additionally, management uses the non-GAAP measures to assist in its determinations regarding the allocation of resources, such as capital investment, among the Company’s business units and as part of its forecasting and budgeting.

In this press release we refer to certain bookings information. Bookings represent the transactional value of new contracts executed by us and reflected in our financial statements, including amounts recorded to both revenue and deferred revenue. We also refer to growth rates for revenue and bookings at constant currency or adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of the Company’s business performance. Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates or adjusting for currency will be higher or lower than growth reported at actual exchange rates.

Business runs on IT. IT runs on BMC Software.

Business thrives when IT runs smarter, faster, and stronger. That’s why the most demanding IT organizations in the world rely on BMC Software across both distributed and mainframe environments. Recognized as the leader in Business Service Management, BMC offers a comprehensive approach and unified platform that helps IT organizations cut cost, reduce risk, and drive business profit. For the four fiscal quarters ended March 31, 2009, BMC revenue was approximately $1.87 billion. Visit www.bmc.com for more information

This news release and other related public statements we make contain both historical information and forward-looking information. Statements of plans, objectives, strategies and expectations for future operations and results, identified by words such as “believe,” “anticipate,” “expect,” “estimate” and “guidance” are forward-looking statements. Numerous important factors affect BMC Software's operating results and could cause BMC Software's actual results to differ materially from the forecasts and estimates indicated by this press release or by any other forward-looking statements made by, or on behalf of, BMC Software, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: 1) the possibility that general economic conditions or uncertainty cause information technology spending to be reduced or purchasing decisions to be delayed; 2) competition in our markets can result in pricing pressures and competition for new customers as well as potential displacements of our existing customers; 3) the adoption rate for BSM may be slower than we expect and customers may not increase their purchases of our products if they do not adopt a BSM strategy; 4) a significant percentage of our license transactions are completed during the final weeks and days of each quarter, which creates a level of uncertainty as to whether revenue, license bookings and/or earnings will have met expectations until after the end of the quarter; 5) our operating costs and expenses are relatively fixed over the short term, so if we have a shortfall in revenue in any given quarter, our ability to offset revenue shortfalls in the near-term is limited; 6) our expectations for revenue and earnings are based on an assumption of the percentage of license revenue which will be recognized upfront versus deferred; if our actual results do not match our assumption, our recognized revenue and resultant earnings could fall short of expectations; 7) our effective tax rate is subject to quarterly fluctuation and any change in such tax rate could affect our earnings; and 8) the additional risks and important factors described in BMC Software's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. These filings are available on our website at www.bmc.com/investors. We undertake no obligation to update information contained in this release.

BMC, BMC Software, and the BMC Software logo are the exclusive properties of BMC Software Inc., are registered with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. All other BMC trademarks, service marks, and logos may be registered or pending registration in the U.S. or in other countries. All other trademarks or registered trademarks are the property of their respective owners. © 2009 BMC Software, Inc.

BMC SOFTWARE, INC.
STATEMENTS OF OPERATIONS

(Unaudited)

			Incr/(Decr)
	Quarter Ended March 31,		Percentage
	2008	2009	Change
	(In millions, except per share data)

Revenue:
License	$189.3	$192.0	1.4%
Maintenance	244.9	252.3	3.0%
Professional services	32.7	35.0	7.0%
Total revenue	466.9	479.3	2.7%

Cost of license revenue	27.2	31.2	14.7%
Cost of maintenance revenue	44.9	42.0	(6.5)%
Cost of professional services revenue	33.5	32.9	(1.8)%
Selling and marketing expenses	136.5	133.7	(2.1)%
Research and development expenses	59.9	54.5	(9.0)%
General and administrative expenses	56.3	46.7	(17.1)%
Amortization of intangible assets	5.0	8.4	68.0%
Severance, exit costs and related charges	5.2	9.6	84.6%
Total operating expenses	368.5	359.0	(2.6)%
Operating income	98.4	120.3	22.3%
Other income (loss), net	18.3	(6.2)	(133.9)%
Earnings before income taxes	116.7	114.1	(2.2)%
Provision for income taxes	19.7	30.8	56.3%
Net earnings	$97.0	$83.3	(14.1)%

Diluted earnings per share	$0.50	$0.45	(10.0)%

Shares used in computing diluted earnings per share	194.8	187.1	(4.0)%

BMC SOFTWARE, INC.
STATEMENTS OF OPERATIONS

			Incr/(Decr)
	Year Ended March 31,		Percentage
	2008	2009	Change
		(Unaudited)
	(In millions, except per share data)

Revenue:
License	$647.6	$709.7	9.6%
Maintenance	967.7	1,017.8	5.2%
Professional services	116.3	144.4	24.2%
Total revenue	1,731.6	1,871.9	8.1%

Cost of license revenue	100.4	117.1	16.6%
Cost of maintenance revenue	168.9	166.3	(1.5)%
Cost of professional services revenue	125.1	141.6	13.2%
Selling and marketing expenses	527.4	541.5	2.7%
Research and development expenses	209.4	222.0	6.0%
General and administrative expenses	209.4	197.7	(5.6)%
Amortization of intangible assets	14.8	34.1	130.4%
In-process research and development	4.0	50.3	nm
Severance, exit costs and related charges	14.7	33.5	127.9%
Total operating expenses	1,374.1	1,504.1	9.5%
Operating income	357.5	367.8	2.9%
Other income (loss), net	76.9	(3.9)	(105.1)%
Earnings before income taxes	434.4	363.9	(16.2)%
Provision for income taxes	120.8	125.8	4.1%
Net earnings	$313.6	$238.1	(24.1)%

Diluted earnings per share	$1.57	$1.25	(20.4)%

Shares used in computing diluted earnings per share	200.0	190.4	(4.8)%

BMC SOFTWARE, INC.
BALANCE SHEETS

		(Unaudited)
	March 31,	June 30,	September 30,	December 31,	March 31,
	2008	2008	2008	2008	2009

	(In millions)

Current assets:
Cash and cash equivalents	$1,288.3	$986.5	$810.3	$871.5	$1,023.3	(a)
Short-term investments	62.2	-	115.3	89.9	73.6	(a)
Trade accounts receivable, net	208.0	162.6	180.7	212.0	217.8
Trade finance receivables, net	88.8	82.7	90.8	85.9	99.3
Other current assets	155.3	181.1	145.6	117.3	146.5
Total current assets	1,802.6	1,412.9	1,342.7	1,376.6	1,560.5

Property and equipment, net	99.8	100.3	106.2	100.0	103.0
Software development costs	113.4	111.2	112.0	121.9	122.6
Long-term investments	124.7	87.0	83.6	78.0	72.3	(a)
Long-term trade finance receivables, net	56.4	54.5	71.6	75.3	92.1
Goodwill and intangible assets, net	803.3	1,588.7	1,560.6	1,528.5	1,478.6
Other long-term assets	345.3	256.0	352.9	331.9	268.4

Total assets	$3,345.5	$3,610.6	$3,629.6	$3,612.2	$3,697.5

Current liabilities:
Trade accounts payable	$43.8	$45.1	$47.3	$51.1	$57.2
Finance payables	4.3	9.1	15.8	9.4	13.7
Accrued liabilities	313.7	247.1	336.8	333.2	285.1
Deferred revenue	926.8	975.0	927.5	929.1	977.3
Total current liabilities	1,288.6	1,276.3	1,327.4	1,322.8	1,333.3

Long-term deferred revenue	852.6	846.5	834.8	801.7	810.6
Long-term debt	9.2	306.4	311.1	309.3	313.6
Other long-term liabilities	200.6	204.9	197.5	206.2	191.5
Total long-term liabilities	1,062.4	1,357.8	1,343.4	1,317.2	1,315.7

Total stockholders' equity	994.5	976.5	958.8	972.2	1,048.5

Total liabilities and stockholders' equity	$3,345.5	$3,610.6	$3,629.6	$3,612.2	$3,697.5

(a) Total cash and investments	$1,475.2	$1,073.5	$1,009.2	$1,039.4	$1,169.2

BMC SOFTWARE, INC.
STATEMENTS OF CASH FLOWS

Quarter Ended March 31,			Year Ended March 31,
2008	2009		2008	2009
(Unaudited)	(Unaudited)			(Unaudited)

(In millions)			(In millions)
		Cash flows from operating activities:
$97.0	$83.3	Net earnings	$313.6	$238.1
		Adjustments to reconcile net earnings to net cash
		provided by operating activities:
41.8	47.3	Depreciation and amortization	152.1	182.8
19.0	19.8	Share-based compensation expense	66.6	82.0
-	-	In-process research and development	4.0	50.3
(0.9)	4.1	(Gain) loss on sale and impairment of investments	(3.3)	13.4
		Changes in operating assets and liabilities, net of acquisitions:
4.2	(6.4)	Trade accounts receivable	(21.0)	16.6
(9.8)	(30.0)	Trade finance receivables	109.1	(46.0)
(19.3)	4.2	Finance payables	(34.6)	9.3
84.8	57.1	Deferred revenue	48.2	0.8
(7.1)	18.9	Other operating assets and liabilities	(41.0)	32.4
209.7	198.3	Net cash provided by operating activities	593.7	579.7

		Cash flows from investing activities:
(0.2)	-	Cash paid for acquisitions, net of cash acquired	(114.8)	(783.7)
(29.9)	(42.9)	Purchases of investments	(289.3)	(173.5)
194.2	59.3	Proceeds from maturities / sales of investments	728.7	194.2
(10.2)	(7.2)	Purchases of property and equipment	(38.4)	(28.0)
(13.7)	(17.5)	Capitalization of software development costs	(68.2)	(67.3)
0.4	(0.1)	Other investing activities	3.4	6.4
140.6	(8.4)	Net cash provided by (used in) investing activities	221.4	(851.9)

		Cash flows from financing activities:
(2.4)	(5.8)	Payments on debt and capital leases	(6.6)	(17.9)
22.2	26.5	Proceeds from stock options exercised and other	124.1	101.8
-	-	Proceeds from issuance of long-term debt, net of debt issuance costs	-	295.6
3.6	2.3	Excess tax benefit from share-based compensation	23.9	24.1
(109.9)	(50.0)	Treasury stock acquired	(579.6)	(330.0)
-	-	Repurchases of stock to satisfy employee tax withholding obligations	-	(16.2)
(86.5)	(27.0)	Net cash provided by (used in) financing activities	(438.2)	57.4

11.3	(11.1)	Effect of exchange rate changes on cash and cash equivalents	27.9	(50.2)
275.1	151.8	Net change in cash and cash equivalents	404.8	(265.0)
1,062.5	871.5	Cash and cash equivalents, beginning of period	883.5	1,288.3
$1,337.6	$1,023.3	Cash and cash equivalents, end of period	$1,288.3	$1,023.3

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Operating Expenses to Non-GAAP Operating Expenses
(In millions)
(Unaudited)

	Quarter Ended March 31,		Year Ended March 31,
	2008	2009	2008	2009

GAAP operating expenses	$368.5	$359.0	$1,374.1	$1,504.1

Severance, exit costs and related charges	(5.2)	(9.6)	(14.7)	(33.5)

Amortization of intangible assets	(14.8)	(19.7)	(42.4)	(78.7)

Share-based compensation	(19.0)	(19.8)	(66.6)	(82.0)

In-process research and development	-	-	(4.0)	(50.3)

Non-GAAP operating expenses	$329.5	$309.9	$1,246.4	$1,259.6

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Operating Income to Non-GAAP Operating Income
(In millions)
(Unaudited)

	Quarter Ended March 31,		Year Ended March 31,
	2008	2009	2008	2009

GAAP operating income	$98.4	$120.3	$357.5	$367.8

Severance, exit costs and related charges	5.2	9.6	14.7	33.5

Amortization of intangible assets	14.8	19.7	42.4	78.7

Share-based compensation	19.0	19.8	66.6	82.0

In-process research and development	-	-	4.0	50.3

Non-GAAP operating income	$137.4	$169.4	$485.2	$612.3

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Operating Margin to Non-GAAP Operating Margin
(In millions)
(Unaudited)

	Quarter Ended March 31,			Quarter Ended March 31,			Quarter Ended March 31,
	2008	2009		2008	2009		2008	2009

GAAP revenue:	$466.9	$479.3	GAAP operating income:	$98.4	$120.3	GAAP operating margin:	21%	25%

			Severance, exit costs and related charges	5.2	9.6

			Amortization of intangible assets	14.8	19.7

			Share-based compensation	19.0	19.8

GAAP revenue:	$466.9	$479.3	Non-GAAP operating income:	$137.4	$169.4	Non-GAAP operating margin:	29%	35%

	Year Ended March 31,			Year Ended March 31,			Year Ended March 31,
	2008	2009		2008	2009		2008	2009

GAAP revenue:	$1,731.6	$1,871.9	GAAP operating income:	$357.5	$367.8	GAAP operating margin:	21%	20%

			Severance, exit costs and related charges	14.7	33.5

			Amortization of intangible assets	42.4	78.7

			Share-based compensation	66.6	82.0

			In-process research and development	4.0	50.3

GAAP revenue:	$1,731.6	$1,871.9	Non-GAAP operating income:	$485.2	$612.3	Non-GAAP operating margin:	28%	33%

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Net Earnings to Non-GAAP Net Earnings
(In millions)
(Unaudited)

	Quarter Ended March 31,		Year Ended March 31,
	2008	2009	2008	2009

GAAP net earnings	$97.0	$83.3	$313.6	$238.1

Severance, exit costs and related charges	5.2	9.6	14.7	33.5

Amortization of intangible assets	14.8	19.7	42.4	78.7

Share-based compensation	19.0	19.8	66.6	82.0

In-process research and development	-	-	4.0	50.3

Subtotal pretax reconciling items	39.0	49.1	127.7	244.5

Tax effect of reconciling items	(13.0)	(12.2)	(41.8)	(51.4)
Non-GAAP net earnings	$123.0	$120.2	$399.5	$431.2

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Earnings Per Share to Non-GAAP Earnings Per Share
(Unaudited)

	Quarter Ended March 31,		Year Ended March 31,
	2008	2009	2008	2009

GAAP diluted earnings per share	$0.50	$0.45	$1.57	$1.25

Severance, exit costs and related charges	0.03	0.05	0.07	0.18

Amortization of intangible assets	0.08	0.11	0.21	0.41

Share-based compensation	0.10	0.11	0.33	0.43

In-process research and development	-	-	0.02	0.26

Subtotal pretax reconciling items	$0.20	$0.26	$0.64	$1.28

Tax effect of reconciling items	(0.07)	(0.07)	(0.21)	(0.27)
Non-GAAP diluted net earnings per share	$0.63	$0.64	$2.00	$2.26

Shares used in computing diluted earnings per share (in millions)	194.8	187.1	200.0	190.4

CONTACT:
BMC Software
Global Communications:
Mark Stouse, 832-715-0234
mark_stouse@bmc.com
or
Investor Relations:
Derrick Vializ, 713-918-1805
derrick_vializ@bmc.com